FINAL TRANSCRIPT

Thomson StreetEvents℠

FMRX - Q2 2006 Familymeds Group, Inc Earnings Conference Call

Event Date/Time: Aug. 15. 2006 / 4:30PM ET

CORPORATE PARTICIPANTS

Ingrid Shieh
The Piacente Group. - Investor Relations

Ed Mercadante
Familymeds Group Inc. - Chairman and Chief Executive Officer

Jim Bologa
Familymeds Group Inc. - Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Jonathan Ziegler
Dutton Associates - Analyst

Fred Toney
MedCap Management - Analyst

Al Kildani
SF Capital - Analyst

Mark Taylor
Roth Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Familymeds Group 2006 Second Quarter Earnings Conference Call. My name is Latisha, and I will be your coordinator for today.

[OPERATOR INSTRUCTIONS]

As a reminder, this conference is being recorded for replay purposes. I will now turn the presentation over to Ingrid Shieh of Investor Relations. Please proceed, ma'am.

Ingrid Shieh - *The Piacente Group. - Investor Relations*

Thank you and welcome everyone to Familymeds financial results conference call for the second quarter and six months ended July 1, 2006. Participating on the call today are Chairman and Chief Executive Officer, Ed Mercadante and Chief Financial Officer, James Bologa. Before we begin, let me first inform you that certain oral statements made by management today, and statements contained in the press releases issued today by Familymeds that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements are statements regarding the intent, belief, or current expectations, estimates or projections of Familymeds, its Directors or its Officers about Familymeds and the industry in which it operates, and include, among other items, statements regarding its business and growth strategy, its future profitability, its cost containment plan, its liquidity and cash flow, the impact of its recent workforce and overhead rejections, and its financial forecasts.

Although Familymeds believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When using this report, the words, expects, anticipates, intends, plans, believes, seeks, estimates

and similar expressions are generally intended to identify forward-looking statements. Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, management's ability to successfully implement its business growth and cost containment strategies, including it's ability to acquire other businesses, open new worksite locations and improve sales and profitability.

Familymeds disclaims any intention, or obligation to update or revise forward-looking statements whether as a result of new information, future events, or otherwise. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading risk factors in Familymeds' Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended July 1, 2006 as filed with the US Securities and Exchange Commission. Familymeds disclaims any intention or obligation to update or revise forward-looking statements whether as a result of new information, future events, or otherwise.

With that, I would like to now introduce you to Mr. Ed Mercadante, Chairman and CEO of Familymeds Group. Ed?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Thank you, Ingrid. Thank you for joining us today for our second quarter 2006 financial results conference call. I would first like to give you an operational overview of the quarter and some comments about our growth strategy, and Jim Bologa, our CFO, will follow up with a detailed discussion of our financial results. Then, we'll open up the call to questions.

I would like to begin by emphasizing the progress we made in the first half of this year in restoring a pattern of strong organic top line growth and positioning the Company for further expansion of our network onsite and clinic pharmacies. We are continuing to gain traction, as we implement our pharmacy focused growth strategies and our pipeline for sales channel expansion looks promising.

Organic top line growth is one of our primary financial objectives for 2006. We are very pleased with our net revenue growth of 8.4% quarter-over-quarter and 11% year-over-year to 60.7 million for the second quarter. Comparative sales for same-store locations and the medical supply distribution businesses, for the second quarter of 2006 increased 9.5% to 59.9 million compared with 54.7 million for the second quarter of 2005.

The majority of our second quarter revenues from pharmacy operations business came from the sale of prescription pharmaceuticals, which represented approximately 94% of our total revenue. Our initiatives for increasing patient capture rates in our medical buildings and aggregate patient counts through our institutional pharmacy services and specialty products, led to our expanded number of patients to whom we provide prescription. Our patient count increased by approximately 5,000 from the first quarter of 2006.

Operationally, I spoke of our improved supply chain management in our call last quarter. I'm pleased to note that we've sustained in-stock service levels in the high-90s throughout the second quarter by an intense focus on inventory management combined with optimizing purchasing from our supplier partners. Our fill rate is an important measure of our service performance within all our locations, but is especially important in our medical location pharmacies where in-patients have more acute requirements for pharmaceutical products.

Looking further into the composition of our net revenues, second quarter net revenues included approximately 2 million in revenues from the Worksite Pharmacy initiative, an increase of 1.1 million or 122% from the second quarter of 2005. The Mohegan Sun Worksite Pharmacy, which we established last year increased by approximately 33% in revenue on a same-store basis.

Revenues from the medical supply operations increased significantly to 4.2 million for the second quarter compared to approximately 900,000 for the first quarter of 2006 and approximately 800,000 for the second quarter of 2005. As expected, as we proceed into the second half of the year, we are gaining significant traction and aggressively marketing to small and mid-size

medical and healthcare provider locations. Our focus for the second half of this year will be on improving our gross margin in this business, which typically ranges between 8% and 12% industry-wide.

Our key objective is to target a mix of products that we expect to be in the higher end of the range, including generic drugs, injectable and biologic drugs, and selected branded oral pharmaceuticals used in specialty medical situations. Additionally, we will continue to focus on controlling overall SG&A and operating expenses in this higher growth sales initiative. Net revenues from prescriptions filled under the Medicare Part D program increased sequentially to 19.8% of the total prescription revenues for the second quarter of 2006 compared to 14.8% of total prescription revenues in the previous quarter.

The sequential increase indicates greater customer traction among eligible recipients. We are starting to see the impact of more voluntary enrollment under the plan, and over time, generic prescriptions will play a more important role. Our growth in generic prescription fulfillment is already accelerating faster than in brands as a result of Medicare Part D. Overall, during the second quarter of 2006, our generic dispensing rate continued to increased to approximately 59% of all our prescriptions.

In terms of therapeutic and institutional pharmacy categories, our value proposition in specialty products and institutional pharmacy services for chronic and acute patients is reflected in our growing proportion of product sales from these channels. For example, our institutional pharmacy sales from our central fill pharmacy here in Connecticut that opened in April of 2006 has sequentially increased by an average 105,000 each month during the second quarter. In June of 2006, our revenues for this location were $393,000. We believe this type of pharmacy revenue is sustainable and is a key driver to our organic sales over the next 12 months.

Turning to our location pipeline, we announced in July we plan to open two new clinic pharmacies in leading medical office buildings during the second half of this year. Consistent with our pharmacy rollout strategies, these two new pharmacies are geographically located near existing Familymeds pharmacies. The first is on the campus of St. Francis Hospital in South Oklahoma and will be the ninth pharmacy launched under the Familymeds banner in Oklahoma in recent years. That pharmacy opened this week. The second pharmacy will open within the Pond Place Medical Center location in Prospect, Connecticut under our Arrow brand pharmacy, adding to our well-established network of 30 plus Arrow pharmacies throughout Connecticut.

We expect that each of these pharmacies will mature within the next 12 months. When fully mature, each of these pharmacies should provide approximately $4 million of annualized sales and 200,000 in store-level EBITDA. The approximate total capital expenditures, inventory and working capital to open these types of locations is approximately 350,000 to 400,000. We are also in discussions with some of our existing physician group partners to launch additional pharmacies in Greater Albany, New York area and in Western Massachusetts. We are targeting the fourth quarter of this year for these locations. We believe our medical office-type pharmacies provide us a compelling unit economic return on investment in the range of 50%.

In addition to the Greenfield pharmacy opportunities in medical buildings and in hospital clinics, as we go forward, we are continuing to look at the Worksite Pharmacy initiative and opportunities to partner with key employers with over 2,000 employees in a single location. A key component of the employer's recognition of this value proposition is the historical success and the references we can now point to through our Scotts and Mohegan Sun relationships. We recognize that our announcements of partnerships in this initiative have been slower than we would all like. However, we expect in the next few months, the adoption rate for several key large employers will accelerate.

Through our targeted location strategy, we are continually seeking to expand pharmacy – Familymeds pharmacy count. Our overall key strategy is to operate pharmacies that deliver specialty pharmaceutical products and prescription drugs for chronically ill patients with acute knees and chronic health conditions. We believe that by partnering with physicians, hospitals and key employers, we enhance our patient capture rate, creating greater organic pharmacy sales opportunities, with a more reasonable marketing expenditure essentially targeting referrals from these partners. This targeted location strategy, in turn, is driving our expanded base of repeat business, increasing new patient metrics and growing the mix of specialty therapeutics.

I would like to make some additional comments on some of the most recent initiatives that have favorably impacted our operating model and capital structure. First, while second quarter's selling, general, administrative expenses, SG&A, showed an increase over the prior quarter and slightly improved on a percentage basis over the second quarter of last year, we were not satisfied with the results of Q2 of 2006. Therefore, in the later weeks of June and since quarter end, we have taken steps to substantially improve our cost structure.

We expect that this will have a material impact. In July, we announced our implementation of a series of operating expense controls, including a work force reduction to decrease SG&A expenses at our Company headquarters here in Farmington, Connecticut. We have also made non-customer service related expense reductions at our pharmacies. We expect that our improved overall expense model will result in a 10% operating expense reduction in the second half of 2006 and will materially improve our financial model for fiscal 2006. We are continuing our vigilance with respect to SG&A and pharmacy operation expenses and it is paramount to our operating plan as we plan strides towards a positive EBITDA and net profitability.

Second, through our early repayment and termination of 23 million in outstanding subordinated and convertible debt with a former supplier, we reduced our overall indebtedness by 13 million, substantially improving the Company's debt profile. This was a major step forward in improving our balance sheet and capital structure. Our CFO, Jim Bologa will provide further details about this transaction in his remarks.

Looking ahead, we will continue to maintain our organic growth plans for this year as the primary vehicle for our business expansion with a modest number of new pharmacy openings. The first component of our strategy this year was to improve on same-store sales, which we believe is vital to our long-term success. And our year-to-date results show that the same-store sales are trending in the right direction. For the second half of this year, we will intensely be focused on achieving positive EBITDA by controlling expenses, especially here in the home office and by improving gross margins overall and by sustaining the pace of organic sales growth seen in the first half of 2006.

Finally, tomorrow morning, we will announce a one-for-ten reverse stock split of our common stock that was approved by our Board of Directors pursuant to discretionary authority granted by the shareholders at the Company's annual meeting of shareholders held June 23, 2006. As a result of the reverse stock split, every 10 shares of Familymeds Group, Inc. common stock outstanding at the opening of trading Wednesday, tomorrow, August 16 will be combined into one share of Familymeds Group, Inc. common stock.

The purpose of the reverse stock split is to raise the market price of Familymeds Group, Inc. common stock, in order to maintain compliance with the continued listing requirements of NASDAQ capital markets. We believe now is the optimal time to implement this action, given our strong upward sales momentum and demonstrated ability to execute our organic growth plan.

Now, I would like to turn the floor over to Jim for the financial results.

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

Thanks, Ed. For further details on our financial results, please refer to today's earnings press release and our Form 10-Q for the quarter ended July 1, 2006 filed today with the SEC. To clarify, continuing operations include specialty pharmacies, worksite pharmacies, and the medical specialty distribution business which sells pharmaceuticals to physicians and other healthcare providers.

Discontinued operations include the legacy component of the wholesale drug distribution business, which was -- which sold largely branded pharmaceuticals to drugstores. We completed the exit of our discontinued operations in the fourth quarter of 2005. I will now briefly review our financial results for the second quarter of 2006. Net revenues were 60.7 million for the second quarter of 2006, an increase of 8.4% compared to 56 million in the prior quarter, and an increase of 11% over the net revenues of 54.7 million for the second quarter of 2005.

Gross margin for the second quarter of 2006 was 19.6% compared to 19.5% for the first quarter of 2006, and 20.1% for the second quarter of 2005. While gross margins increased 9% sequentially on a dollars basis to 11.9 million, from 10.9 million in the first quarter of 2006, the comparable gross margin as a percentage of revenues reflect our growing proportion of sales associated with medical supply operations, a business format that typically generates lower gross margins.

However, pharmacy gross margins have rebounded to 20.5% for the second quarter of 2006, sequentially improving from 19.5% in the first quarter of 2006 compared to 18.5% in the fourth quarter of 2005. This is encouraging, especially as Medicare Part D programs have typically lower gross margins in pharmacy. We believe our historical focus on generic dispensing has helped us in reducing the rate of downward pharmacy gross margin pressure.

Second quarter selling, general and administrative expenses were 14.5 million or 23.7% of net revenues compared with 13 million or 23.2% of net revenues for the prior quarter, and 14 million or 25.6% of net revenues for the second quarter of 2005. The increase in SG&A expense for the second quarter was due in part from the associated expansion of our sales and marketing staff in both pharmacy and medical supply operations. Additionally, the Company incurred significant one-time expenses associated with hiring key executives, senior managers and pharmacy managers.

As Ed discussed, our newly implemented cost control initiatives are expected to decrease total operating cost by approximately 10% or 2.8 million for the second half of fiscal 2006. Total annualized operating expense reductions are expected to be approximately 5.5 million or 11% of overall estimated operating expenses. Year-over-year operating loss improved by 600,000 from our second quarter of 2005 loss of 4.1 million to 3.5 million for the second quarter of 2006. This compares with an operating loss of 2.9 million for the first quarter of 2006 respectively.

Other income for the second quarter of 2006 included a gain of approximately 13.1 million on the early extinguishment of subordinated and convertible debt with our former supplier, AmerisourceBergen Drug Corporation. This debt consisted of a subordinated convertible debenture in the original principal amount of 11.5 million and a subordinated promissory note and the original principal amount of 11.5 million.

We agreed to settle and retire both of the existing debt instruments early for a lump sum repayment of approximately $10 million. Funds for the repayment came from a $10 million subordinated secured debt private placement, with investment funds managed by Deerfield Management Company LP. Each of the new notes in the aggregate principal amount of 10 million have a 5-year maturity and will help the Company's cash flow, with interest starting at 2.5 and 5% in years one and two respectively, and ending at 17.5 in year five of the five-year amortization. Deerfield has also received warrants to purchase a total of 16.5 million shares of Familymeds' common stock. The varying exercise prices for these warrants may be found in our public filings.

Net income available to common stockholders was 7.8 million or $0.12 per basic and diluted common share for the second quarter of 2006, inclusive of the $13.1 million gain. This compares to a net loss available to common stockholders of 4.1 million or $0.06 per basic and diluted common share for the prior quarter, and a net loss of 8.8 million or $0.44 per basic and diluted common share for the second quarter of 2005.

As of July 1, 2006, cash and cash equivalents and the bank availabilities totaled approximately 5.6 million. Capital expenditures totaled 900,000 during the second quarter. Inventories as of July 1, 2006 totaled 27.5 million, compared to 30.6 million as of December 31, 2005. Our days of revenue outstanding with an accounts receivable at the end of second quarter is 23 days, compared to 18 days at the end of the first quarter.

We are now ready to open the floor to questions. Operator, please go ahead.

QUESTIONS AND ANSWERS

Operator

[OPERATOR INSTRUCTIONS]

And your first question comes from the line of Jonathan Ziegler with Dutton Associates. Please proceed.

Jonathan Ziegler - *Dutton Associates - Analyst*

Good afternoon, everybody. Can you guys tell us a little bit about which you prefer to get, worksite pharmacies opened, or your traditional onsite pharmacies, and which is a higher return on investment? And then, secondly, how many are in backlog for the worksite pharmacies right now?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Hi, Jonathan. How are you doing? It's Ed.

Jonathan Ziegler - *Dutton Associates - Analyst*

Hi, Ed.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes, let me address that. First of all, to open a worksite pharmacies versus a clinic pharmacy approximately the same number, about 350,000 to 400,000 when you add up the CapEx, the inventory and the working capital, [would be] about the same. And surprisingly, the first year maturity is similar. They grow in a similar way. If you look – go back to Mohegan Sun as a tax proxy for that, we opened that last year, and by the end of year, we are doing almost $4 million in sales. So, it's very typical to what I just described in this call today. So, you are looking at kind of a return or return on invested capital somewhere between 40% and 50% on a year-on-year basis from doing one of those pharmacies now.

To answer the question on preference, I have to qualify to say I kind of, on a long-term sustainable basis, would obviously love to open more worksite pharmacies, because you have a very, very captive audience, you have no competition. The patients, which are the employees, are almost obliged to come to you. So, you obviously have a more resilient business. Once you've opened the pharmacy, less chance to lose that business in any sense. But, it's much harder to open those pharmacies.

So, in that respect, I think that the clinic pharmacies, the abundance of opportunities on the clinic side bodes well for that. I mean, there is virtually thousands of medical clinics in the US that could support a pharmacy. So, it's a long-winded answer, but I can't answer like I can chip for one or the other. I think we -- our strategy to have both and position ourselves as really being the key agent for clinic pharmacies in the US and key agent for worksite pharmacies will grow in traction.

And as far as the backlog, we have a number -- I'm not going to comment on the exact number, but I will tell you, we have a number of very large Fortune 500 companies that have gone through more than due diligence, and we are in very serious discussions with. But, as you might know, this requires a lot of contracting, it requires a benefit change for these big employers, and it really requires a complete culture change. And to be an early adopter in anything is risky, and we've learned the hard way that, as much as we'd like to announce these things as quickly as possible, it takes months and months of continued meetings to get them there.

The interesting thing though, Jonathan, is very few of the worksite companies, the companies that have initiated and really said to us that they want to get into it, has backed off because of us. They may have backed off because they decided not to change their benefit plan, but they didn't back off because they didn't want to run a pharmacy.

Jonathan Ziegler - *Dutton Associates - Analyst*

That's good. But you said there are some in backlog that you are working on it?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes, there's so many of them.

Jonathan Ziegler - *Dutton Associates - Analyst*

And can we assume from the volume where you are running now with Mohegan Sun that that's a four-wall positive cash flow?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes.

Jonathan Ziegler - *Dutton Associates - Analyst*

Great. The other question I had is a follow up. It seems like the generics are kind of a savior for gross margin, what with the pressure on the distribution business, which sounds like that's growing fairly rapidly. Your sales have been clearly pretty rapid growth this quarter. And I guess I'm wondering, is there any tendency toward deflation in your overall pricing that might be hurting sales? In other words, if generic is increasing the mix is that affecting your comps at all, or are you -- am I on the wrong path?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

No, you are on the right path. We did an analysis, and our analysis showed that from May to the end of the year, the impact of the new generics that came on to the market and the ones that just came out, for example, Zocor just one generic, the impact of that negative pressure on top line was about $5.6 million for our Company.

Jonathan Ziegler - *Dutton Associates - Analyst*

What, really? Wow.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes, about $5.6 million, from a negative top line pressure. So, we did the analysis very carefully and the way we did the analysis is to compare the number of prescriptions around the branded side, and use the historical adoption rate on going to generics. So, yes, I mean I would tell you that our comps would be even up higher than they were in the first half.

And remember, the first half of this year, there were some pretty big blockbusters of one generic. So, where we are going to be next year, I think that there is a number of drugs that are in those generic next year. I think that we are going have to look very carefully at our top line forecast for next year on a comp basis.

Jonathan Ziegler - *Dutton Associates - Analyst*

Well, that's -- okay, so your actually -- unit growth is actually better than that we are seeing in dollars. And then the following question is the last one and I'll turn it over to somebody else. [Does] the fact that you do have some of that deflation in revenue make it more challenging to get that SG&A ratio down as a percentage of sales?

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

Yes.

Jonathan Ziegler - *Dutton Associates - Analyst*

Okay. So, but you are still finding room to cut, is what you are saying?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Oh, yes. Absolutely. Well, I mean, cutting expenses is always the most painful thing any CEO or CFO can do in a company, especially when you are in a growth cycle. I mean, we are growing the Company at 10% plus in the first half of the year, and I mean, the last thing we want to do is be cutting expenses. But, this business is a 20% gross margin business on an approximate basis, and the only way you can really make profitability is increase your -- expand your top line scale, and control your expenses on a variable basis as you go up, so you can leverage the model [upwards] to be more profitable.

Jonathan Ziegler - *Dutton Associates - Analyst*

Exactly. Well, thanks guys. Good presentation.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Thanks, Jonathan.

Operator

And your next question comes from the line of Fred Toney with MedCap Management. Please proceed.

Fred Toney - *MedCap Management - Analyst*

Good afternoon, Ed and Jim, and just terrific progress on the business on all fronts during the quarter. Couple of questions, first, the follow-up on the worksite pharmacies and the outlook, the pipeline has been pretty full. It sounds like it's still pretty full. And is the 4 million first-year revenue number, is that a good proxy for what some of these deals in the pipeline might result in?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes, about 3.5 million to 4.5 million, the sweet spot being 4 million. I think that's probably a fair proxy.

Fred Toney - *MedCap Management - Analyst*

And what kind of hit rate do you think you are getting, or would you expect to get? Do you -- are [you doing] some order of magnitude of how full the pipeline is -- or a couple is all we should really expect or --?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes, I can tell you this; first of all, let me just go back and qualify the question before. Obviously, a large part of what the unit volume of the pharmacy is going to be how big a captive audience you have. So, for example, the bigger captive audience you have, the more traction you will have in the first year when you have that. So, there are pharmacies that we are bidding on right now, or bidding on opportunities where actually I think we could achieve greater than $4 million in sales.

To give you some color, some idea of what we are talking about, we probably got greater than 10 opportunities in the pipeline and we have a strong belief that we will close on more than half of those. Those 10 opportunities are qualified, those are companies that have really gone to the next step. It's not – we are not just talking about proposal stage where they've really kicked the tires, where they've really come in and looked at our business, they've looked at the experience we've seen in some of the other locations, and we are well downstream with them.

The real question here, Fred, is timing. I mean, to get these big companies to kind of culturally favor their employees who now have to come to your own captive pharmacy is kind of like the early days of mail order adoption. Because, in mail order, everybody was resentful that they had to send away for the prescriptions. Here, it's much more convenience item. They are looking forward to it. But, the employer who usually has a intermediary and a consultant doing all the bidding for them is a little bit – has a little bit of trepidation to when they are going to go after. But, it's in that order of magnitude I just described.

Fred Toney - *MedCap Management - Analyst*

Would you be disappointed if you didn't have at least one of those closed in the third quarter, or is that just too fast a timing?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

No, I would like to get one closed in the third quarter. I would like to get the - and let me qualify that too, we would like to get at least a few more closed, I mean, sign contracts in the second half of this year in a combination of third and fourth quarter. But, I can tell you that none of them we'll open until January, or at least the benefits won't start until January, because that's when the benefit year will start for them. And we've learned that try to opening in mid-year won't work. The employers say, they promise you and say they'll do it, but then once they start doing it, except for June, the annual time when benefits change are usually in January or in June.

Fred Toney - *MedCap Management - Analyst*

Okay. The next question I have really is, you talked about the branded to generic switches of 5.6 million in revenue you would have had if they weren't generic. But, talk about the gross profit dollars you get per prescription and how that compares on those branded and generic products? Are they more for a generic or -- I know they are a greater percentage, but on an actual dollar basis?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes, it's actual dollar basis in the private – let me answer that in two parts. Private managed cares reimbursing us on an actual dollar basis, probably in the neighborhood of $1.20 to $1.50 more on the generic than a brand, when there's an oral substitution for that. And the public sector, I mean Medicare D and the PDP plans, that gross margin differential is not as great.

Fred Toney - *MedCap Management - Analyst*

But, it's still higher.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

It's still higher, but it's not as great, which is alarming to me and this is an industry-wide phenomena, not just indigenous for Familymeds, because actually the government and the PDP plans can save much more and incentize us to use generic drugs, but it is still greater.

Fred Toney - *MedCap Management - Analyst*

Okay, that's helpful. Next on the gross margin, obviously the pharmacy gross margins at 20.5% is terrific. What -- but, overall at 19.6, what do you see in terms of mix going forward for Medicare Part D, or the med supply business? And how do we kind of gage what that should be going forward, overall, given that the pharmacy margins are continuing to grow nicely?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Let me try to segment it. We are at almost 20% in Medicare Part D plan business. The gross margin associated with that is in the kind of high-teens neighborhood, 18 to 20%. The branded gross margin is low. It's probably 14 to 15%. And that, I think, will continue to increase as a percentage of our overall business. The real question would be the donut hole, and when we hit the donut hole and what that effect will have on the consumer who will either slow their prescription purchasing --

Fred Toney - *MedCap Management - Analyst*

Which would lower the mix or –?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes, would lower the mix if that were going forward.

Fred Toney - *MedCap Management - Analyst*

Or continue and then you get a higher margin?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Right.

Fred Toney - *MedCap Management - Analyst*

What's your early read on that?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

My early read is that I think, in our business, we have a higher percentage of what we call dual-eligible folks that are forced into the program as opposed to the voluntary people. And as a result, they are not going to hit the donut hole. So, we think that in our business, meaning Familymeds, because of the acuity of the sickness and because of the variety of indigent patients and/or elderly patients that need some form of pharmaceutical assistance, we are going to have less impact than say the traditional retailers are going to have.

Now, the second piece of the question is the medical specialty business. We ran in the single-digits in gross margin in that piece of the business in VMS this year or the first half of this year. We didn't really think we achieved what we could get there. I think that we could be up at very high single-digits or early double-digits and contribute more on a percentage basis than where we are. Because we did -- what was it, it came out to be 4.9 million? 4.9 million roughly? $5 million?

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

5 million bucks, yes.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

And so, that pushed out --

Fred Toney - *MedCap Management - Analyst*

A little less than 10%.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes, pushed on our overall margin.

Fred Toney - *MedCap Management - Analyst*

Okay. And then, just -- if I'm doing the math right, if you've already cut your SG&A expenses for the second half, if we look at what that would have meant to the second quarter, instead of being, what, 23.7% revenues, it would have been more like 21.6%, is that right and is that a good number going forward?

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

Yes, I mean, I think it's actually -- that would make sense, taking a 10% cut off the SG&A.

Fred Toney - *MedCap Management - Analyst*

Okay. Thanks again, and great progress.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Thanks, Fred.

Operator

[OPERATOR INSTRUCTIONS]

And your next question comes from the line Al Kildani with SF Capital. Please proceed.

Al Kildani - *SF Capital - Analyst*

Good evening, Ed.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Hey, Al, how are you doing?

Al Kildani - *SF Capital - Analyst*

Good. How are you?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Good.

Al Kildani - *SF Capital - Analyst*

Just to pick up on the new expense structure going forward, so how soon are we going to be at that new level? Will that kick in for Q3?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Well, we are pretty much at it now, right?

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

Yes.

Al Kildani - *SF Capital - Analyst*

Okay. So, we can -- that's a good number going forward?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes. We took it out of payroll at the home office level, the bodies have left the building so to say. We have reduced certain, what I call, non-selling associates at the store level. Jim Searson, our COO, has taken the cutbacks on the payroll there. We have taken the SG&A cutback. We have reduced any one-time expenses and we have spent an enormous amount of money in the first half on one-time expenses associated with hiring people and growing our [nucleus] of management people. So, we are -- we have taken all those. Is there anything that we haven't taken yet?

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

No. [inaudible] those are the items that we have addressed, I mean in terms of professional fees.

Al Kildani - *SF Capital - Analyst*

Ed, you mentioned non-selling people, if you will. So, we are not thinking – this is not going to impact or will it have an impact going forward on your ability to continue generating good organic growth or otherwise growing the top line?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

As I said, I think on the earlier question, no CEO or CFO likes to cut expenses when you are growing organic sales at the rate that we have been growing organic sales. I got to tell you, we don't want to do it. But I think we have been very prudent about where the cuts have come. We have really essentially minimized any costs – we are not cutting pharmacists, for example, we are tailoring back administrative help at the store level. I will give you an example of some of the stuff we are trying to do is take costs out of the store.

For example, accounts receivable that were done at the store are now under the management of Jim Beaumariage, our Senior Vice President of Pharmacy and he is bringing a lot of that back to the home office and getting more efficient models, so less labors used at the store level to do that. That's the kind of stuff we are talking about.

Al Kildani - *SF Capital - Analyst*

Right. Okay. Let's see, with this new expense structure, anything else that you can add with regard to outlook for getting the sort of cash flow positive or breakeven point at this level?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Well, in the press release, what I just put out, I think that we will -- kind of to reiterate the press release, I said that we are going to be modestly EBITDA positive in Q3 and ramping, kind of accelerating in the Q4. I think those were my exact words or something similar to that. And I think that that's the case. I mean --

---

Al Kildani - *SF Capital - Analyst*

Just wondering what that translates into from a top line standpoint. Is there sort of a breakeven revenue threshold that we could think of?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

I haven't given that guidance out. I am not going to give that guidance. I can't give that guidance right now in a year where I am kind of growing top line and recovering from last year.

Al Kildani - *SF Capital - Analyst*

Okay. But, it assumes the same organic growth rate?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Oh, yes, absolutely, yes. And I should have qualified, I apologize, I misunderstood your question. Yes, the organic growth rate that we saw in the first half of the year, we expect will continue in the second half of the year.

Al Kildani - *SF Capital - Analyst*

Okay. And lastly from me for now, so, between your cash balance and sort of access to capital, what can you say about the outlook for how adequate your access to capital is?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

We would like to have more. We manage with what we have. We have been very prudent about CapEx expenses. We don't think that we can raise capitals and equity structured capital given our market price on our stock right now, having such a dilutive effect. So, we are staying away from any of that kind of stuff. So, we are carefully -- we are improving liquidity by performing our way into liquidity by improving our cash flow results and reducing CapEx and that's probably a function of why we are opening new pharmacies organically, as opposed to trying to acquire anything simultaneous to this.

So, do we have enough capital for where we are right now? I think that we believe that we have enough capital. We think that we should be very careful going forward. We got to continue to monitor our expenditures very, very tightly. But, we are in kind of an adequate position right now.

Al Kildani - *SF Capital - Analyst*

Okay. Thanks a lot guys.

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

Thank you.

Operator

And your next question comes from the line of Mark Taylor with Roth Capital. Please proceed.

Mark Taylor - *Roth Capital - Analyst*

Hi, Ed. Good afternoon.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Hi, Mark. How are you doing?

Mark Taylor - *Roth Capital - Analyst*

Good, thanks. Just a couple of questions if I may. You had mentioned the worksite. I think 2 million in the second quarter, is that right?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

2 million in the second quarter, yes. 2 million in the first quarter, 2 million in the second quarter to be exact.

Mark Taylor - *Roth Capital - Analyst*

Okay. So – okay, good.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Out of two pharmacies.

Mark Taylor - *Roth Capital - Analyst*

Out of the two?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Right.

Mark Taylor - *Roth Capital - Analyst*

Also, in June, it looks like you did about 23 million in revs versus May of 19, as you had put a press release on April-May.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Right.

Mark Taylor - *Roth Capital - Analyst*

And so, it was an 18 to 19 move, April to May, but a 19 to 23 move in June?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

It's a five-week month.

Mark Taylor - *Roth Capital - Analyst*

Okay.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

We are in a 13-week retail fiscal calendar. So, it's four, four, five.

Mark Taylor - *Roth Capital - Analyst*

Okay. So, it's the five weeks plus was it also the VMS sales done in June?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

VMS helped, I think – what was that for a week compared to --? I mean we accelerated it. June was a good month for us at VMS. I don't have the exact number in front of me of what we did in VMS for June but it was a strong month for us.

Mark Taylor - *Roth Capital - Analyst*

Okay. And I guess the natural follow-on to that is can we see a similar jump in July? Of course, we don't have a five-week month going for us but, on this VMS acceleration, can we continue to see that?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes. I think that organically our VMS business is exactly on track to what we expected from the beginning of the year. We kind of gave forward guidance on the VMS business, and we think that we are very much in line with that. Is it accelerating? We think it's slightly accelerating, but I could have probably higher sales and lower gross margin and we are trying to – our Senior VP, Gregg Montgomery, who is running that operation right now, I have kind of given him pretty strict orders to kind of try to give good gross margin business, opposed to just getting sales at all costs, so to say. But, I think it will grow and continue to grow at the same organic pathway that it has grown, and probably accelerate into the fourth quarter.

Mark Taylor - *Roth Capital - Analyst*

Okay. So, [inaudible]?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

So, we did 4 million in the second quarter. We did less than 1 million in the first quarter. It's -- the quick math is, do we expect 4 million or more than that in the third quarter, I would say, yes.

Mark Taylor - *Roth Capital - Analyst*

Okay. Again, tracking on the 20 you said before.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Tracking on a ramp to 20, yes. Fourth quarter will obviously be more than third quarter because it's the season for that product.

Mark Taylor - *Roth Capital - Analyst*

Okay, I got you.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Okay.

Mark Taylor - *Roth Capital - Analyst*

I got you. And then, once again on the headcount cuts and SG&A reduction, you had indicated 20 employees out of headquarters. Where would those employees be coming from again?

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

There were at predominantly administrative areas.

Mark Taylor - *Roth Capital - Analyst*

So, none of them are coming out of this telesales, the group that you hire to --?

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

No. No sales executives. We didn't cut any sales executives.

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

No.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

We didn't cut any sales people. We didn't cut any merchandising people. We didn't cut any marketing people.

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

Predominantly administrative in nature.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Yes, predominantly accounting.

Mark Taylor - *Roth Capital - Analyst*

Okay. And then just lastly, I don't know if I caught this right, but your cash in available line is as of June 30?

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

5.6 million.

Mark Taylor - *Roth Capital - Analyst*

Okay. Thank you, very much.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Thanks.

Jim Bologa - *Familymeds Group Inc. - Chief Financial Officer*

Thanks.

Operator

[OPERATOR INSTRUCTIONS]

At this time there are no more questions. I will turn the call over to Ed Mercadante for closing remarks.

Ed Mercadante - *Familymeds Group Inc. - Chairman and Chief Executive Officer*

Well, first of all, I would like to thank everybody for joining us today. We are really excited about the progress we made in the first half of the year, and we look forward to keeping you updated on our developments and progress throughout the second half of the year. Feel free to get in touch with us if you have any additional questions. And then, thank you for those of you who participated in the Q&A. Thank you.

Operator

Thank you for your participation in today's conference. Ladies and gentlemen, this concludes the presentation. You may all disconnect, and have a good day.
